EDGAR(R) Online Inc. Announces Resignation of Chief Financial Officer

NORWALK, Conn., Jan. 4 /PRNewswire-FirstCall/ -- EDGAR(R) Online, Inc. (Nasdaq: EDGR) announced today that Greg D. Adams, its Chief Financial Officer, (CFO) and Chief Operating Officer will resign to pursue other interests. Mr. Adams will continue as CFO until the earlier of when EDGAR Online files its 2007 Annual Report on Form 10-K or March 15, 2008. EDGAR Online has initiated a search for a new CFO and is currently evaluating candidates.

Philip D. Moyer, the company's Chief Executive Officer said, "We thank Greg for his contributions to EDGAR Online during the last nine years. Greg's leadership has been instrumental in EDGAR Online's success since its initial public offering. He has built a capable financial team, which will ensure a smooth transition as we search for a successor. We wish him great success in his future endeavors." Said Mr. Adams, "I have enjoyed my nine years at EDGAR Online. It is now an appropriate time for me to seek new challenges and experiences. I wish Phil and the team great success."

Mr. Adams has been EDGAR Online's Chief Financial Officer since 1999, its Chief Operating Officer since 2003 and served as a member of the Company's Board of Directors from 2004 until 2007. During his involvement he helped EDGAR Online grow from start-up to a company with revenues in excess of $17 million. EDGAR Online has won numerous awards for its products and services and has been a pioneer in the field of financial technology-enabled content.

About EDGAR(R) Online, Inc.

EDGAR Online, Inc. (Nasdaq: EDGR) is a leading provider of value-added business and financial information on global companies to financial, corporate and advisory professionals. The company makes its information and a variety of analysis tools available via online subscriptions and licensing agreements to a large user base. For more information, please visit www.edgar-online.com.